Schedule 14A Information

            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934


[ X  ]    Filed by Registrant
[    ]    Filed by a Party other than Registrant


Check the appropriate box:
[    ]    Preliminary Proxy Statement
[ X  ]    Definitive Proxy Statement
[    ]    Definitive Additional Materials
[    ]    Soliciting Materials Pursuant to Section 240.14a-11(c)
          or 240.14a-12



                        MEDIMMUNE, INC.
        (Name of Registrant as Specified in its Charter)

                        MEDIMMUNE, INC.
           (Name of Person(s) filing Proxy Statement)

Payment of Filing Fee (check appropriate box):   N/A

[    ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
          or 14a-6(j)(2).
[    ]    $500 per each party to the controversy pursuant to Exchange
          Act Rule 14a-6(i)(3).
[    ]    Fee computed on table below per Exchange Act Rules 14a-
          6(i)(4) and 0-11.

          1. Title of each class of securities to which transaction applies: N/A

          2.   Aggregate number of securities to which
               transaction applies:  N/A

          3. Per unit price or other underlying value of transaction computed pursuant to
               Exchange Act Rule 0-11:  N/A

          4.   Proposed maximum aggregate value of transaction:
               N/A

* Set forth the amount on which the filling fee is calculated and state how it was determined. N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1.   Amount Previously Paid:  N/A

          2.   Form, Schedule or Registration Statement No.:  N/A

          3.   Filing Party:  N/A

          4.   Date Filed:  N/A





                         MEDIMMUNE, INC.
                      [LETTERHEAD & LOGO]





                         April 10, 1997

Dear MedImmune Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on May 16, 1997 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

     In addition to the formal items of business to be brought before the meeting, I will report on our Company's operations during 1996. This will be followed by a question and answer period.

     Your participation in MedImmune's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

     We look forward to seeing you on May 16th.

                         Sincerely,


                         Wayne T. Hockmeyer, Ph.D.
                         Chairman and Chief Executive Officer





                        MEDIMMUNE, INC.
                      [LETTERHEAD & LOGO]




________________________________________________________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          May 16, 1997
________________________________________________________________


     The Annual Meeting of Stockholders of MedImmune, Inc. will be held at the Gaithersburg Marriott, Washingtonian Center, 9751
Washingtonian Boulevard, Gaithersburg, Maryland on May 16, 1997 at 10:00 a.m., for the following purposes:


  1.  To elect eight directors;

  2.  To approve an amendment to the MedImmune, Inc. 1991 Stock
      Option Plan;

  3.  To approve and ratify the appointment of Coopers & Lybrand
      L.L.P. as independent auditors; and

  4. To transact such other business as properly may come before the meeting and any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1997 are entitled to receive notice of, and to vote at, the Annual Meeting.

                         By Order of the Board of Directors,


                         Carol A. Iorio
                         Corporate Secretary


35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 10, 1997





_________________________________________________________________

                        PROXY STATEMENT
_________________________________________________________________




                      GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MedImmune, Inc. ("MedImmune" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders on May 16, 1997. This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are being mailed to stockholders on or about April 11, 1997. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

  The number of voting securities of MedImmune outstanding on March 31, 1997, the record date for the meeting, was 21,902,918 shares of common stock, $.01 par value per share, each share being entitled to one vote. Stockholders do not have cumulative voting rights.

Voting of Proxies

  Since many MedImmune stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

  If no choice is specified and the card is properly signed and returned, the shares will be voted by the Proxy Committee as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be cancelled by voting by ballot at the meeting.

  Stockholder proxies are received by American Stock Transfer & Trust Company, the Company's independent proxy processing agent, and the vote is certified by Inspectors of Election. Proxies and ballots that identify the vote of individual stockholders are kept confidential until the final vote has been tabulated at the Annual Meeting, except as necessary to meet legal requirements or in a contested proxy solicitation, and in cases where stockholders write comments on their proxy cards.

  MedImmune's Proxy Committee consists of Dr. Wayne T.
Hockmeyer, Chairman and Chief Executive Officer, and Mr. David M. Mott, President and Chief Operating Officer. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which properly may be presented for action at the meeting even if not covered herein. If any of the nominees for director named in Proposal
1 - Election of Directors should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

  Stockholders of record at the close of business on March 31, 1997, are entitled to receive notice of the meeting and to vote the shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. Other than the election of directors, which requires a plurality of the votes of the stockholders represented at the meeting, each matter to be submitted to the stockholders requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.
Abstentions have the same effect as a vote against any such matter. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter.

Attendance at Annual Meeting

  To ensure the availability of adequate space for MedImmune stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Secretary of the Com pany in advance of the meeting and receive written concurrence. Those unable to attend may request from the Corporate Secretary a copy of the report of the proceedings of the meeting.


                PROPOSAL 1 - ELECTION OF DIRECTORS

  A Board of eight directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's By-Laws authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by Board action are filled by action of the existing Board of Directors.


The Board of Directors recommends a vote FOR the following nominees:

  Wayne T. Hockmeyer

  Dr. Hockmeyer (age 52) founded the Company in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. He became Chairman of the Board of Directors in May 1993. From 1986 to 1988, Dr. Hockmeyer served as Vice President, Research and Development, of Praxis Biologics, Inc. ("Praxis"). From 1980 to 1986, Dr. Hockmeyer served as Chairman, Department of Immunology, Walter Reed Army Institute of Research. Dr. Hockmeyer currently serves on the Advisory Board of the University of Maryland Biotechnology Institute and is also a member of the board of directors of Digene Corporation and of the Suburban Maryland, Montgomery County Technology Council. Dr. Hockmeyer holds a doctorate from the University of Florida and a bachelor of science degree from Purdue University.

  David M. Mott

  Mr. Mott (age 31) joined the Company in April 1992 as Vice President, with responsibility for business development, strategic planning and investor relations. In 1994, Mr. Mott assumed additional responsibility for the medical and regulatory groups, and in 1995 was promoted to Executive Vice President and Chief Financial Officer. In November 1995, Mr. Mott was promoted to the position of President and Chief Operating Officer and was elected to the Board of Directors. Prior to joining the Company, he was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc. At Smith Barney, where he was employed from July 1986 to April 1992, Mr. Mott's activities included public and private equity and debt financings as well as merger and acquisition work for biotechnology, medical services, and medical product and device companies. He holds a bachelor of arts degree in economics and government from Dartmouth College.

  Franklin H. Top, Jr., M.D.

  Dr. Top (age 61) joined the Company in June 1988 as Executive Vice President. He was elected to the Board of Directors in July 1988 and became the Company's Medical Director in 1990. From 1987 to 1988, Dr. Top served as Senior Vice President for Clinical and Regulatory Affairs at Praxis. Prior to 1987, Dr. Top served for 22 years in the U.S. Army Medical Research and Development Command, where he was appointed Director, Walter Reed Army Institute of Research in 1983. Dr. Top holds a doctorate of medicine cum laude and a bachelor of science degree in biochemistry from Yale University.

  M. James Barrett, Ph.D.

  Dr. Barrett (age 54) has been a director of the Company since 1988 and is the Chairman, Chief Executive Officer and a director of Sensors for Medicine and Science, Inc. From July 1987 to September 1996 he was Chief Executive Officer and director of Genetic Therapy, Inc. From 1982 to July 1987, Dr. Barrett served as President of Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Prior to 1982, he was employed at SmithKline Beecham Corporation for 13 years, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. Dr. Barrett holds a doctorate in biochemistry from the University of Tennessee and a master's degree in business administration from the University of Santa Clara.

  James H. Cavanaugh, Ph.D.

  Dr. Cavanaugh (age 60) has been a director of the Company since September 1990 and has been President of HealthCare Investment Corporation L.L.C. ("HIC") since 1989 and a general partner of HealthCare Partners I, L.P. ("HCP I") and HealthCare Partners II, L.P. ("HCP II"), the general partners of HealthCare Ventures I, L.P. and HealthCare Ventures II, L.P., respectively, principal stockholders of the Company. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of Human Genome Sciences, Inc., Magainin Pharmaceuticals, Inc., Shire Pharmaceuticals Group PLC, and Procept, Inc. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Trustees of the National Committee for Quality Health Care (Chairman, 1988), the National Committee of the American Refugee Committee, the Board of Councilors of the School of Pharmacy of the University of Southern California and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Manufacturers Association, Unihealth America, and the Proprietary Association. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master's degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

  Barbara Hackman Franklin

  Ms. Franklin (age 56) has been a director of the Company since November 1995 and, since January 1995, has served as the President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington, D.C. Between January 1993 and January 1995, Ms. Franklin was a lecturer and served as a director of various corporations and organizations. Previously,
  Ms. Franklin served as the 29th U.S. Secretary of Commerce in the Bush Administration. Ms. Franklin has served four terms on the Advisory Committee for Trade Policy and Negotiations, by appointment of Presidents Reagan and Bush, and as an Alternate Representative and Public Delegate to the United Nations General Assembly, by appointment of President Bush. Ms. Franklin founded Franklin Associates, an internationally recognized consulting firm, and served as its President from 1984 through 1992, was Senior Fellow of the Wharton School of the University of Pennsylvania (1979-1988), director of the Wharton Government and Business Program (1980-88), one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973-1979) and a staff assistant to President Nixon, creating the first White House effort to recruit women for high level government jobs (1971-1973). Ms. Franklin currently serves on the board of directors of Aetna Inc., The Dow Chemical Company, AMP Inc., Cincinnati Milacron, Inc. and the Nasdaq Stock Market, Inc. Ms. Franklin graduated from The Pennsylvania State University and received a master's degree in business administration from Harvard University.

  Lawrence C. Hoff

  Mr. Hoff (age 68) has been a director of the Company since April 1991. In 1990, Mr. Hoff retired as President and Chief Operating Officer of the Upjohn Company. Mr. Hoff joined Upjohn in 1950 as a pharmaceutical sales representative. He was appointed Vice President for Domestic Pharmaceutical marketing in 1969. In 1973, Mr. Hoff was elected to the Board of Directors of Upjohn and the following year became Vice President and General Manager of Domestic Pharmaceutical Opera tions. He was promoted to Executive Vice President in 1977, was named President in 1984, and President and Chief Operating Officer in 1987. Mr. Hoff was elected to the Board of Directors of the Pharmaceuticals Manufacturers Association ("PMA") in 1984. He was elected Chairman-elect of the PMA in 1986 and Chairman in 1987. Mr. Hoff currently serves on the board of directors of Pathogenesis Corp., Curative Health Systems, Inc., and Alpha-Beta Technology, Inc. Mr. Hoff graduated from Stanford University and has received honorary degrees from the Massachusetts College of Pharmacy and Allied Health Sciences and from Kalamazoo College.

  Gordon S. Macklin

  Mr. Macklin (age 68) has been a director of the Company since July 1994. Mr. Macklin has served as Chairman of the White River Corporation since 1994 and has been a corporate financial advisor since 1992. From 1987 through 1992, he was Chairman of Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities Dealers, Inc. from 1970 through 1987. He also served as Chairman of National Clearing Corporation (1970 to 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc. where he was employed from 1950 through 1970. Mr. Macklin serves on the Board of Directors of Fund American Enterprises Holdings, Inc., MCI Communications Corporation, CCC Information Services Group, Inc., Source One Mortgage Services Corporation, Shoppers Express and Spacehab, Inc. and as director, trustee or managing general partner, as the case may be, of 52 of the investment companies in the Franklin/Templeton Group.

The Board of Directors and its Committees

Board Meetings

  During 1996, the Board of Directors met seven times, and all directors attended more than 75% of the meetings of the Board and the Board Committees on which they served.

Committees of the Board

  Committees of the Board of Directors consist of the Audit
Committee, the Compensation and Stock Committee and the Executive
Committee. Information concerning the committees is set forth below.

  The Audit Committee oversees the performance, and reviews the scope, of the audit performed by the Company's independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The Audit Committee consists of Mr. Hoff (Chairman), Dr. Barrett, Ms. Franklin and Mr. Macklin. During 1996, the Audit Committee met three times.

  The Compensation and Stock Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation and Stock Committee is also responsible for administering the Company's 1991 Stock Option Plan (the "1991 Plan") in accordance with the terms and conditions set forth therein. The Compensation and Stock Committee currently consists of Dr. Cavanaugh (Chairman), Dr. Barrett, Ms. Franklin and Mr. Hoff, with Dr. Hockmeyer serving as a non-voting ex officio member. During 1996, the Compensation and Stock Committee met once.

  The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors to the extent permitted by applicable law. The Executive Committee currently consists of Dr. Hockmeyer (Chairman), Dr. Barrett, Dr. Cavanaugh and Mr. Macklin. During 1996, the Executive Committee met four times.

Compensation and Stock Committee Report on Executive Compensation

  Compensation of the Company's executives is subject to review and approval by the Compensation and Stock Committee (the "Committee") of the Company's Board of Directors. The Committee consists of four outside directors (James H. Cavanaugh (Chairman), M. James Barrett, Barbara Hackman Franklin and Lawrence C. Hoff), and the Chairman and Chief Executive Officer of the Company (Wayne T. Hockmeyer), who serves as a non-voting ex officio member.

  In determining the compensation to be paid to the Company's executive officers in 1996, the Committee employed compensation policies designed to align such compensation with the interests of the Company's stockholders and to relate it to overall corporate performance. These policies are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

  The components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock option grants, as described below:

     Base salaries of the executive officers are targeted to be within the competitive range among biotechnology companies similar in size to the Company. The Committee utilizes the annual survey report of approximately 300 biotechnology companies prepared by a leading compensation consulting firm for this purpose. The base salaries of the executive officers are subject to certain minimums set forth in individual employment agreements.

     Cash bonuses are designed to provide annual incentives based on individual performance in achieving the Company's annual business goals. For 1996 these goals included further advancing the development, manufacture and marketing of new therapeutic and vaccine products, expanding the market presence and sales of the Company's two FDA-approved products and continuing to recruit and train the Company's scientific and marketing teams. The Committee makes the determination as to bonus awards at the end of each year based on the subjective evaluation of the contributions of the individual executive officer towards the achievement of the Company's annual business goals.

     Stock option grants are intended to provide the most meaningful component of executive compensation. Stock options provide compensation in a manner that is intrinsically related to long-term stockholder value because options have value only to the extent of share appreciation from date of grant. Stock options granted by the Company generally become exercisable in 25% annual increments beginning on the first anniversary of the date of grant and remain exercisable for 10 years from the date of grant unless the optionee's employment with the Company is terminated.

  The Committee believes that periodic stock option grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or pension plan. Periodic awards of stock options are granted to executives at the discretion of the Committee, based on an individual's contribu-tion toward achieving the Company's strategic and product development goals. These goals include: developing product candidates with significant potential for commercialization; driving product candidates through the research, development, regulatory approval and commercialization process; and estab lishing strategic alliances with corporate partners and research institutions to leverage the Company's resources and to expand its research and development pipeline. The Committee also takes into account the number of stock options previously granted. In view of the Company's early stage in product development, the Committee assigns less weight to the Company's near-term achievement of more traditional measures of corporate performance, such as earnings per share and return on equity.

  The Compensation and Stock Committee based the 1996 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. The base salaries of the Chief Executive Officer and the Company's other executive officers generally increased in 1996 commensurate with their increased responsibilities and the growth in scope of the Company's operations. The 1996 cash bonuses paid to the executive officers, including the Chief Executive Officer, were based on the achievement of individual productivity and performance goals consistent with the Company's annual business goals during the year. In March 1996, new stock option grants were made to the executive officers, including the Chief Executive Officer. These stock option grants were made by the Committee as part of the program of making periodic stock option grants to executive officers, with the number of stock options granted to each officer during 1996 determined on the basis of such officer's contribution toward achieving the Company's strategic and product development goals, as described above. See "Executive Compensation."

  A federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in 1996 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company's intention to make efforts to maximize deductibility of compensation paid to its officers under such law. During 1996, the Company did not exceed the $1 million deductibility cap with respect to any officer covered by such law.

James H. Cavanaugh, Ph.D., Chairman
M. James Barrett, Ph. D.
Barbara Hackman Franklin
Lawrence C. Hoff
Wayne T. Hockmeyer, Ph.D., ex officio


Compensation and Stock Committee Interlocks and Insider
Participation

  Dr. Hockmeyer, the Company's Chairman and Chief Executive Officer, is a non-voting ex officio member of the Compensation and Stock Committee. In addition, Dr. Cavanaugh, a director of the Company, is an officer of HIC. See "Certain Transactions" below.

Executive Compensation

Summary Compensation Table

  The following table summarizes the compensation paid by the Company to its Chief Executive Officer and the Company's five most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers") for the last three years.

                                                                LONG-TERM
                                    ANNUAL COMPENSATION        COMPENSATION
                              ------------------------------   ------------
                                                 Other Annual  Securities
 Name and Principal           Salary   Bonus    Compensation   Underlying
 Position              Year    ($)      ($)        ($)         Options (#)

Wayne T. Hockmeyer     1996   313,939  120,000       _           75,000
Chairman and Chief     1995   280,546  100,000       -           40,000
Executive Officer      1994   267,364   40,000       -           40,000

David M. Mott          1996   240,933  100,000       -           35,000
President and Chief    1995   179,203   70,000       -          200,000
Operating Officer      1994   154,233   35,000       -          141,289(1)

David P. Wright        1996   222,767   40,000       -           30,000
Executive Vice         1995   216,000   40,000       -          100,000
President, Sales and   1994   165,380   25,000       -          29,738(1)
Marketing

Franklin H. Top, Jr.,  1996   196,289   50,000       -           30,000
Executive Vice         1995   175,729   50,000       -           25,000
President and Medical  1994   166,822   20,000       -           20,000
Director

Bodgan Dziurzynski (2) 1996   178,975   40,000     10,644        30,000
Senior Vice President, 1995   171,875   40,000     17,298        12,500
Regulatory Affairs and 1994    68,652   10,000      6,288        50,000
Quality Assurance


James F. Young         1996   189,565   40,000       -           30,000
Senior Vice President, 1995   175,343   40,000       -           25,000
Research & Development 1994   167,354   20,000       -           20,000

_________________________
(1)  Includes shares granted under the 1994 Stock Option Exchange
     Program for Messrs. Mott (145,000 option shares were exchanged for 111,289 new option shares) and Wright (20,000 option shares exchanged for 4,738 new option shares).

(2) Mr. Dziurzynski was hired on August 1, 1994. His Other Annual Compensation consists of a forgiven loan in 1996, relocation expense reimbursement and a forgiven loan in 1995 and relocation expense reimbursement in 1994.

Option Grants in Fiscal 1996

     The following table sets forth information relating to the grant of stock options by the Company during 1996 to the named executive officers.


                                                             Potential
                                                        Realizable Value of
                                                           Assumed Annual
                                                       Rates of Stock Price
                                                           Appreciation
                   Individual Grants                    for Option Term (1)
               ------------------------------------------------------------
                          % of Total
                          Options
              Number of   Granted
              Securities     to      Exercise
              Underlying  Employees  or Base  Expira-
              Options     in Fiscal  Price    tion
 Name         (#) (2)     1996       ($/sh)   Date      5% ($)    10% ($)
Wayne T.        75,000     9.6%      16.50    3/13/06   $779,625  $1,967,625
Hockmeyer


David M. Mott    35,000     4.5%     16.50    3/13/06   $363,825   $ 918,225



David P. Wright  30,000     3.8%     16.50    3/13/06   $311,850   $ 787,050



Franklin H.      30,000     3.8%     16.50    3/13/06   $311,850   $ 787,050
Top, Jr


Bogdan           30,000     3.8%     16.50    3/13/06   $311,850   $ 787,050
Dziurzynski


James F. Young   30,000     3.8%     16.50    3/13/06   $311,850   $ 787,050


(1) The indicated dollar amounts are the result of calculations based on the exercise price of each option and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Granted options become exercisable in 25% annual increments beginning on the first anniversary of the date of grant.


Aggregated Option Exercises in 1996 and Fiscal Year-End Values

   The following table sets forth information relating to the exercise of stock options by the named executive officers during 1996, the number of shares covered by stock options held by the named executive officers at December 31, 1996, and also shows the value of "in-the-money" options (market price of the Company's stock less the exercise price) at that date.


                                       Number of
                                      Securities              Value of
                                      Underlying             Unexercised
                                      Unexercised           In-the-Money
                                    Options held at          Options at
                                   December 31, 1996      December 31,1996
                                        (#)                     ($)
                                  ------------------      ----------------
              Shares
             Acquired
                on      Value      Exer-     Unexer-   Exer-      Unexer-
Name         Exercise   Realized   cisable   cisable   cisable    cisable
___________  ________   ________   _______   ________  ________   ________
Wayne T.    158,684    $2,279,934  143,750   136,250    $601,250  $161,250
Hockmeyer

David M.        _         _        236,706   164,583  $1,663,230  $886,038
Mott

David P.        _         _        207,155    79,583  $2,504,679  $519,996
Wright

Franklin H.     _         _        150,936    65,000  $1,393,534  $266,250
Top, Jr.

Bogdan          _         _         33,125    59,375    $395,000  $351,250
Dziurzynski

James F.       15,000    $223,350  220,359   65,000   $2,533,410  $266,250
Young


Employment Agreements

     In March 1997, the Company entered into employment agreements (the "Agreements") with each of the named executive officers. The Agreements provide that the officers will serve the Company in the respective offices listed in the Summary Compensation Table for a term of two years, subject to annual one-year extension by resolution of the Compensation and Stock Committee of the Board (the "Committee") and to earlier termination as provided in the Agreements. The Agreements set forth the minimum base salary of each officer during the term of the Agreements, subject to possible increase at the sole discretion of the Committee. Each officer is also eligible to receive, at the sole discretion of the Committee, an annual bonus based on his contribution toward achievement of the annual business goals of the Company. Under the Agreements, the officers are entitled to participate in the employee benefit plans of the Company and are eligible for the grant of stock options, in the sole discretion of the Committee, under the Company's 1991 Stock Option Plan.

     The Agreements include provisions that are effective upon the termination of employment of the officers under certain circumstances. In general, the officers are entitled to continuation of base salary and medical coverage for specified periods following a termination of employment by the Company without "cause" or by the officer for a "good reason" occurring within specified periods following a "change in control" of the Company (each as defined in the Agreements). For Dr. Hockmeyer and Mr. Mott, the severance period is 12 months following termination, but the period is extended for an additional 12 months if the officer has not accepted another position of full-time employment by the expiration of such initial severance period. For Dr. Top, Mr. Wright, Mr. Dziurzynski and Dr. Young, the severance period is 12 months following termination. Upon a "change in control" of the Company, all outstanding stock options of Dr. Hockmeyer and Mr. Mott become fully vested and exercisable. Upon a termination of employment within six months following a change in control, the rights of Dr. Hockmeyer and Mr. Mott to exercise outstanding stock options are extended for up to three years following such termination. In the event of termination of employment of an officer as a result of death or disability, the officer is entitled to a lump-sum payment equal to 12 months' base salary plus, in the case of disability, continued medical coverage for the same period.

     The Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officer of the Company's confidential business information, the Company's right to inventions and technical improvements of the officer and noncompetition by the officer with the Company's business for a period of one year following termination of employment (six months if termination is without "cause" or for "good reason"). Any violation of these provisions by an officer would cause a breach of the Agreement and forfeiture of all severance benefits, in addition to any remedies of the Company under law. The Agreements are not assignable by either party but are binding upon successors of the Company.

Director Compensation

     Other than Dr. Barrett, Ms. Franklin, and Messrs. Hoff and Macklin, directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. As compensation for serving on the Board, Dr. Barrett, Ms. Franklin, and Messrs. Hoff and Macklin receive an annual retainer of $10,000, a fee of $2,500 per Board meeting attended in person plus expenses and a fee of $1,000 for participating in a telephonic Board meeting. For attendance at meetings of Board committees held on days when the Board does not meet, such directors receive $1,000 per meeting attended in person plus expenses and $500 for participating by telephone. Directors may also be compensated for special assignments delegated by the Board of Directors. The Company also has a Non-Employee Directors Stock Option Plan pursuant to which options for 20,000 shares are granted to each non-employee director, upon commencement of service on the Board, and options for 5,000 shares are granted to each non-employee director on June 30 of each year of continued service on the Board.

Certain Transactions

     HCV I and HCV II, principal stockholders of the Company, are limited partnerships which were formed to provide capital to companies in the health care field. HCP I and HCP II are limited partnerships which serve as the general partner of HCV I and HCV II, respectively. James H. Cavanaugh, a director of the Company, is a general partner of HCP I and HCP II, owns a limited partnership interest in HCV I and is the President of HIC, the management company for each of HCV I and HCV II.

     Affiliates of HIC are principal stockholders of BioTransplant, Inc. ("BTI"). In October 1995, the Company and BTI formed a strategic alliance for the development of products to treat and prevent organ transplant rejection. The Company paid an aggregate of $4.0 million in license fees and research support to BTI during 1995 and 1996.

     The Company believes that transactions referred to above were on terms no less favorable to the Company than could have been obtained from unaffiliated parties.


Performance Graph

     Set forth below is a line graph based on monthly data comparing the Company's cumulative total shareholder return (as measured by dividing the difference between the Company's share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with
(i) the cumulative total return of The Nasdaq Stock Market (U.S.) Index and (ii) the cumulative total return of the Nasdaq Pharmaceutical Stocks Index. The Company has selected the Nasdaq Pharmaceutical Stocks Index as the appropriate published industry index for this comparison, as this Index is comprised of 243 companies, of which a large majority are biotechnology companies.

        Comparison of Cumulative Shareholder Return (1)

      NOTE: LINE GRAPH APPEARS HERE IN PRINTED VERSION; EDGAR
      REPRESENTATION OF DATA POINTS USED IN LINE GRAPH ARE SET FORTH
      BELOW:


                 NASDAQ, US        PHARMACEUTICAL    MEDIMMUNE
                 1997              1997
     Date        List      Index   List      Index
______________________________________________________________________

    Jan-92       198.15    100.00   404.17   100.00  40  1/2   100.00

    Feb-92       202.64    102.27   369.16    91.34  37  1/4    91.98

    Mar-92       193.08     97.44   335.29    82.96  31  1/2    77.78

    Apr-92       184.80     93.26   280.69    69.45       28    69.14

    May-92       187.20     94.47   291.14    72.03  18  3/4    46.30

    Jun-92       179.88     90.78   281.25    69.59       19    46.91

    Jul-92       186.25     93.99   296.48    73.35  21  1/4    52.47

    Aug-92       180.56     91.12   269.88    66.77  18  1/4    45.06

    Sep-92       187.27     94.51   264.85    65.53  17  1/4    42.59

    Oct-92       194.64     98.23   282.23    69.83  14  3/4    36.42

    Nov-92       210.13    106.05   325.52    80.54  23  1/2    58.02

    Dec-92       217.86    109.95   322.29    79.74       23    56.79

    Jan-93       224.07    113.08   299.56    74.12       18    44.44

    Feb-93       215.71    108.86   229.93    56.89       16    39.51

    Mar-93       221.95    112.01   232.00    57.40  14  1/2    35.80

    Apr-93       212.48    107.23   234.43    58.00       15    37.04

    May-93       225.17    113.64   244.04    60.38  15  3/8    37.96

    Jun-93       226.21    114.16   244.49    60.49  19  1/8    47.22

    Jul-93       226.48    114.30   237.47    58.76  20  5/8    50.93

    Aug-93       238.18    120.20   250.13    61.89  24  1/2    60.49

    Sep-93       245.28    123.78   265.06    65.58       22    54.32

    Oct-93       250.79    126.57   288.50    71.38  21  1/4    52.47

    Nov-93       243.31    122.79   282.17    69.81       24    59.26

    Dec-93       250.09    126.21   287.26    71.07       11    27.16

    Jan-94       257.69    130.05   296.00    73.24  12  7/8    31.79

    Feb-94       255.28    128.83   269.35    66.64  12  1/2    30.86

    Mar-94       239.57    120.91   234.30    57.97  10  1/4    25.31

    Apr-94       236.47    119.34   224.87    55.64   9  5/8    23.77

    May-94       237.04    119.63   221.84    54.89   8  1/4    20.37

    Jun-94       228.38    115.25   204.51    50.60   8  3/4    21.60

    Jul-94       233.06    117.62   210.70    52.13   4  7/8    12.04

    Aug-94       247.92    125.12   233.36    57.74   4  3/4    11.73

    Sep-94       247.28    124.80   230.34    56.99   4  5/8    11.42

    Oct-94       252.14    127.25   222.47    55.04   4  3/8    10.80

    Nov-94       243.78    123.03   223.45    55.28   4  3/8    10.80

    Dec-94       244.46    123.37   216.21    53.49   3  1/2     8.64

    Jan-95       245.83    124.06   228.17    56.45   7  1/8    17.59

    Feb-95       258.83    130.63   236.79    58.59        7    17.28

    Mar-95       266.50    134.50   233.41    57.75   6  3/8    15.74

    Apr-95       274.89    138.73   239.97    59.37   7  1/2    18.52

    May-95       281.98    142.31   242.99    60.12   8  3/4    21.60

    Jun-95       304.83    153.84   271.46    67.16  14  3/8    35.49

    Jul-95       327.24    165.15   294.83    72.95        9    22.22

    Aug-95       333.87    168.49   329.70    81.57  12  3/8    30.56

    Sep-95       341.55    172.37   339.19    83.92  11  1/8    27.47

    Oct-95       339.59    171.38   326.51    80.78  10  7/8    26.85

    Nov-95       347.57    175.41   342.89    84.84  12  3/4    31.48

    Dec-95       345.72    174.47   395.55    97.87       20    49.38

    Jan-96       347.42    175.33   429.91   106.37  18  1/4    45.06

    Feb-96       360.67    182.02   421.81   104.36  18  3/4    46.30

    Mar-96       361.86    182.62   411.62   101.84  15  3/4    38.89

    Apr-96       391.88    197.77   432.88   107.10  16  1/2    40.74

    May-96       409.87    206.85   447.54   110.73  18  5/8    45.99

    Jun-96       391.40    197.53   399.96    98.96       17    41.98

    Jul-96       356.54    179.94   356.42    88.19  13  3/4    33.95

    Aug-96       376.52    190.02   382.24    94.57       14    34.57

    Sep-96       405.34    204.56   408.98   101.19  14  1/4    35.19

    Oct-96       400.90    202.32   390.60    96.64  15  1/2    38.27

    Nov-96       425.74    214.86   384.81    95.21  15  1/4    37.65

    Dec-96       425.26    214.62   395.98    97.97       17    41.98

(1) Assumes $100 invested on January 1, 1992.



Principal Stockholders

     The following table sets forth certain information at January 31, 1997 regarding the beneficial ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, each of the directors of the Company, each of the named executive officers and all executive officers and directors of the Company as a group.


                                        --------------------------------
                                              Beneficial Ownership
                                        --------------------------------
                                         Number of
                 Name                      Shares            Percent
________________________________________________________________________


HealthCare Ventures, I, L.P.(1)            2,621,430             11.0%
  Twin Towers at Metro Park
  379 Thornall Street
  Edison, New Jersey 08837



HealthCare Ventures, II, L.P.                324,677               1.5
  Twin Towers at Metro Park
  379 Thornall Street
  Edison, New Jersey 08837



The Equitable Companies Incorporated       2,578,687              11.8
  787 Seventh Avenue
  New York, New York  10019



State of Wisconsin Investment Board        1,745,000               8.0
  P.O. Box 7842
  Madison, Wisconsin 53707



Bernd Diethelm Hoener                      1,349,553               6.2
  c/o Summit Asset Management
  666 Plainsboro Rd. Suite 445
  Plainsboro, New Jersey 08536



Reliance Financial Services Corp.          1,191,130               5.5
  Park Avenue Plaza
  55 East 52nd Street, 29th Floor
  New York, NY 10055



James H. Cavanaugh, Ph.D. (1) (2)          2,957,465              12.4



Wayne T. Hockmeyer, Ph.D. (3)                451,814               2.1



David M. Mott (3)                            292,539               1.3



Franklin H. Top, Jr., M.D. (3)               391,919               1.8



M. James Barrett, Ph.D. (3)                   48,024                 *



Barbara Hackman Franklin (3)                   5,500                 *



Lawrence C. Hoff (3)                          38,129                 *



Gordon S. Macklin (3)                         41,250                 *



Bogdan Dziurzynski (3)                        43,750                 *



David P. Wright (3)                          269,185               1.2



James F. Young, Ph.D. (3)                    320,175               1.4



All executive officers and directors
as a group (11 persons) (1) (2) (3)        4,859,750              19.4

_________________________________________

*    Less than one percent.

(1) Includes 1,937,840 shares of Common Stock issuable upon exercise of certain warrants issued by the Company in connection with a previous issuance of Preferred Stock (the "Preferred Stock Warrants") owned by HCV I. Dr. Cavanaugh, who is a director of the Company, is a general partner of HCP I and HCP II, which are general partners of HCV I and HCV II, respectively. Dr. Cavanaugh is also a limited partner of HCV I.

(2)  Includes 324,677 shares of Common Stock owned by HCV II.

(3) Includes shares of Common Stock issuable upon exercise of options vesting prior to April 2, 1997 as follows: Dr. Hockmeyer, 193,750 shares: Dr. Barrett, 7,500 shares; Mr. Dziurzynski, 43,750 shares; Ms. Franklin, 5,000 shares; Mr. Hoff, 34,166 shares; Mr. Macklin, 11,250 shares; Mr. Mott, 292,539 shares; Dr. Top, 175,936 shares; Mr. Wright 257,988 shares; Dr. Young, 245,359 shares; and all officers and directors as a group, 1,267,238 shares.

 PROPOSAL 2 - APPROVAL OF AMENDMENTS TO 1991 STOCK OPTION PLAN

     On February 26, 1997, the Board of Directors adopted an amendment to the Company's 1991 Stock Option Plan (the "1991 Plan"), subject to stockholder approval at the 1997 Meeting, which would increase the maximum number of shares of common stock reserved for issuance under the 1991 Plan from 3,500,000 to 5,500,000. The following is a summary of the material features of the 1991 Plan, as well as the amendment proposed for approval.

     The 1991 Plan has been an integral component of the Company's compensation program since its adoption, providing long-term incentives for employees and encouraging their ownership of the Company's common stock. The 1991 Plan provides for the grant of incentive stock options ("ISOs"), which qualify under Section 422 of the Internal Revenue Code (the "Code"), and for the grant of nonqualified stock options ("NSOs"), which do not so qualify. The 1991 Plan is administered by the Compensation and Stock Committee of the Board of Directors (the "Committee"). Subject to the limitations set forth in the 1991 Plan, the Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. ISOs may be granted only to employees or officers of the Company. NSOs may be granted to officers, employees, consultants or advisors of the Company. The exercise price of an NSO may not be less than the minimum purchase price of the common stock under applicable state law (which is the $.01 par value of the common stock), and, in the case of an ISO, may not be less than the fair market value of the common stock on the date of grant. Options that are intended to satisfy the requirements for exemption under Section 162(m) of the Internal Revenue Code (the $1 million tax deduction limit on individual executive compensation) will be granted at exercise prices that are not less than the fair market value of the Company's common stock on the date of grant. The maximum number of shares of common stock underlying stock options that may be granted to any participant during any one calendar year under the 1991 Plan is 400,000 shares. The maximum term of options granted under the 1991 Plan is 10 years from the date of grant. ISOs granted to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company are subject to special limitations relating to the exercise price and term of the options. The Committee may provide for the acceleration of the exercise period of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the 1991 Plan. The Committee has the authority, with the consent of the participant, to cancel and replace stock options previously granted with new options for the same or a different number of shares and having a higher or lower exercise price, and may amend, with the consent of the participant, the terms of any outstanding stock option to provide for an exercise price that is higher or lower than the current exercise price. The 1991 Plan provides for proportionate adjustments to stock options upon certain reorganizations of the Company, and provides for the immediate exercisability of options prior to dissolution or liquidation of the Company or a reorganization in which the Company is not the surviving corporation, unless such options are assumed or substituted for in the transaction under conditions specified in the 1991 Plan, or unless otherwise provided by the Committee. Under the 1991 Plan, the exercise price of an option is payable in cash or, in the discretion of the Committee, in the Company's common stock or a combination of cash and such common stock. The 1991 Plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the 1991 Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. Any amendment of the 1991 Plan that would change the class of persons eligible for the grant of options, increase the maximum number of shares that may be subject to options granted to all participants or to any one participant, or materially increase the benefits accruing to participants, is subject to the approval of the Company's stockholders.

     The 1991 Plan was initially adopted by the Board of Directors in April 1991 with 750,000 shares of common stock reserved for issuance upon exercise of stock options granted to participants. The 1991 Plan was amended, with the approval of the Company's stockholders, to increase the number of shares of common stock reserved for issuance thereunder to 1,500,000 shares in 1992 and to 3,500,000 shares in 1995. As of March 31, 1997, no shares remained available for grant under the 1991 Plan.

     In order to allow the 1991 Plan to continue to provide long-term incentives to employees, the Board of Directors amended the 1991 Plan on February 26, 1997, subject to stockholder approval, to increase to 5,500,000 the number of shares of common stock reserved for issuance to officers, employees, consultants or advisors of the Company. Of the additional 2,000,000 shares that are proposed to be newly authorized under the 1991 Plan, stock options covering 67,141 shares were granted in February and March 1997 (subject to stockholder approval of this proposal) at exercise prices equal to the fair market value of the Company's common stock on the date of grant. Such grants included grants to the Company's named executive officers at an exercise price of $14.75 per share as follows: Dr. Hockmeyer, 13,431 shares; Mr. Mott, 11,192 shares; Mr. Wright, 3,358 shares; Dr. Top, 3,358 shares; Mr. Dziurzynski, 3,358 shares; and Dr. Young, 3,358 shares. In addition, such grants covering 29,086 shares were made to other employees at a weighted average exercise price of $14.67 per share. The grants listed above constituted a portion of the total grants to the named executive officers in 1997. Stock options granted during 1996 to the named executive officers are shown in the "Option Grants in Fiscal 1996" table. Stock options granted during 1996 to all executive officers as a group totaled 230,000 shares of common stock at a weighted average exercise price of $16.50 per share, and to all other employees and consultants as a group totaled 584,400 shares of common stock at a weighted average exercise price of $17.22 per share. On March 31, 1997, the closing market price of the common stock on the Nasdaq Stock Market was $13.75 per share.

The Board of Directors recommends a vote FOR the amendment to the 1991 Stock Option Plan.


        PROPOSAL 3 - APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee recommended and the Board of Directors approved the appointment of Coopers & Lybrand L.L.P. as independent auditors for fiscal 1997, subject to stockholder approval and ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of Coopers & Lybrand L.L.P. in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Coopers & Lybrand L.L.P. in these respects.

     Coopers & Lybrand L.L.P. has served as the Company's independent auditor since the Company's inception.
Representatives of Coopers & Lybrand L.L.P. will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

     The Board of Directors recommends a vote FOR the approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the year 1997.


                         OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting, and in that event it is the intention of the Proxy Committee to vote as recommended by the Company.

Proxy Solicitation

     The cost of the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie Partners, Inc. will solicit proxies by personal interview, telephone, facsismile, and mail. It is anticipated that the fee for those services will not exceed $3,000 plus reimbursement of customary out-of-pocket expenses.

Deadline for Submission of Stockholder
Proposals for Next Year's Annual Meeting

     The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 1, 1997.

     The Company's Annual Report to Stockholders, including the
Company's audited financial statements for the year ended
December 31, 1996, is being mailed herewith to all stockholders of record.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                       By Order of the Board of Directors,


                       Carol A. Iorio
                       Corporate Secretary


35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 10, 1997